EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement  (this “Agreement”), is made and entered into as of December 19, 2008 (the “Signing Date”), by and between EMEDIA MANAGEMENT LLC, a Delaware limited liability company with its principal place of business at 220 Ridgedale Avenue, Suite A-1, Florham Park, NJ  07932 (the “Buyer”), and PC UNIVERSE INC., a Nevada Corporation with its principal place of business at 504 NW 77th Street, Boca Raton, Florida 33487 (the “Seller”).

RECITALS

WHEREAS, the Seller is a direct marketing reseller of a wide range of information technology products and services, including computer systems, software and peripheral equipment, networking communications and other products and accessories  (the “Business”).

WHEREAS, in connection with the Business, the Seller operates customized web stores for customers through Internet portals at www.pcuniverse.com and www.patriotpc.us  (the “Web Business”).

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all assets of the Seller used in connection with the operation of the Web Business, subject to the terms and conditions set forth below (the “Acquisition”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Seller and the Buyer (referred to hereafter individually as a “Party” and collectively as the “Parties”) agree as follows:

TERMS

1.

SALE OF ASSETS.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Seller shall sell, assign, transfer, convey and deliver to the Buyer or cause to be sold, assigned, transferred, conveyed and delivered to the Buyer, and the Buyer shall purchase and acquire from the Seller, the assets, properties, goodwill and business of every kind and description and wherever located whether tangible or intangible, real, personal or mixed, directly or indirectly entitled, and in any case belonging to or used, or intended to be used, in the Web Business, including, without limitation, the following (collectively referred to as the  “Acquired Assets”):

(a)

The uniform resource locators and related domains entitled www.pcuniverse.com and www.patriotpc.us and the content of each such web site, including without limitation, all copyright rights and linking agreements, if any;

(b)

All right, title and interest of the Seller in, to and under the associated service marks, copyrights (registered or otherwise) and registrations, trademarks and logos;

(c)

All right, title and interest of the Seller in, associated software, source codes, application software, operational software of whatever kind and wherever located used for and in the operation of the Web Business;

(d)

All right, title and interest of the Seller, in and to the written contracts, licenses, sublicenses, agreements, leases and commitments as set forth on Schedule 1(d) annexed hereto and made a part hereof (the “Contracts”);

(e)

All right, title and interest of the Seller, in and to the hardware listed on Schedule 1(e) annexed hereto and made a part hereof;

(f)

All of the right, title and interest of Seller, in phone line and phone number 1-800-PCUNIVERSE, also identified as 1-800-728-6483;

(g)

All right, title and interest of the Seller in, sales and promotional literature, customer lists and other sales-related material owned, used, associated with or employed by the Seller at the Closing Date related to the Web Business; and

(h)

All right, title, and interest of Seller, in any awards earned by Seller in the course of conducting the Web Business prior to the Closing Date.

2.

PURCHASE PRICE. In consideration for the purchase of the Acquired Assets set forth above, the Buyer will pay a sum not to exceed Five Hundred Thousand and 00/100 ($500,000.00) (the “Purchase Price”). The Purchase Price shall be payable by the Buyer as follows:

(a)

Up to Two Hundred Seventy Five Thousand and 00/100 Dollars ($275,000.00) (the “Cash Portion”) shall be payable by wire transfer to IBM Credit LLC (“IBM”), a secured creditor of the Seller, to satisfy the terms of the Settlement and Release Agreement entered into between IBM and the Seller, dated as of November 25, 2008; provided that any remainder of the Cash Portion shall be wired to the Seller.

(b)

Up to Two Hundred Twenty Five Thousand and 00/100 Dollars ($225,000.00) (the “Payables Portion”) shall be paid by the Buyer to satisfy certain of the Seller’s unsecured trade debt in connection with the Web Business with respect to the following Contracts: (1) D and H; (2) Wynit; and (3) Tech Data, referenced on Schedule 1(d) as numbers 6, 7 and 8 (collectively, the “Payables”). In the event the Buyer shall satisfy the Payables for an aggregate amount that is less than the Payables Portion of the Purchase Price, the Buyer shall have no obligation to the Seller for the difference between the Payables Portion and the aggregate amount paid to satisfy the Payables.

3.

EXCLUSION OF LIABILITIES.  Except for the Payables which shall be satisfied by the Buyer as part of the Purchase Price, the Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Buyer shall not assume or have any responsibility for, any liability of the Seller, which shall include all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any federal, state, local or foreign statute, law, ordinance, regulations, rule, code, order, decree, requirement or rule of common law, or from any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body, or those arising under any contract, agreement, arrangement, commitment or undertaking.

4.

SEC AND THE INFORMATION STATEMENT.  As soon as practicable, but no later than forty-five (45) calendar days after the Signing Date, the Seller shall file with the Securities and Exchange Commission (“SEC) a preliminary information statement on Schedule 14C with respect to the Acquisition in accordance with Regulation 14C under the Securities and Exchange Act of 1934, as amended (the “Information Statement”). The Information Statement shall be made available to the Seller’s shareholders in accordance with the requirements of Regulation 14C.  The Buyer shall cooperate with the Company in the preparation of the Information Statement.

5.

CLOSING.  The closing of the Acquisition (the “Closing”) shall take place by mail on the date on which the conditions to close set forth in Section 6 have been satisfied (the “Closing Date”). There shall be no adjustments at the Closing unless otherwise agreed by the respective parties in writing and annexed hereto as an addendum.

6.

CONDITIONS TO CLOSING.   The respective obligations of the Buyer and the Seller to consummate the Acquisition shall be subject to the following conditions, unless otherwise waived in writing on or prior to the Closing Date:

(a)

Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the Acquisition shall be subject to the satisfaction of the following conditions, unless waived in writing on or prior to the Closing Date by the Buyer:

(i)

Delivery of the executed Bill of Sale;

(ii)

Delivery of consent to assignment of contracts, as necessary, and such other instruments, in form and substance satisfactory to the Buyer, as may be necessary or required to transfer good and marketable title to the Acquired Assets to the Buyer or evidence such transfer on the public records, together with physical possession of the Acquired Assets;

(iii)

A certificate signed by a duly authorized officer of the Seller evidencing its compliance with the covenants and agreements contained in this Agreement, including the attachment thereto of true and complete copies of resolutions duly and validly adopted by the Board of Directors of the Seller and a majority of the shareholders of the Seller evidencing their authorization of the execution and delivery of this Agreement, the Acquisition and all other agreements and documents required to be executed in connection herewith;

(iv)

Confirmation of filing with the SEC of the Information Statement and the passage of any required time periods necessary prior to consummation of  the Acquisition;

(v)

Ready to be filed UCC-3 Termination Statement prepared by or on behalf of IBM terminating IBM’s security interest set forth on UCC-1 Financing Statement;

(vi)

Ready to be filed UCC-1 Financing Statement to perfect Buyer’s security interest with respect to that certain secured promissory note of the Seller issued in name of the Buyer in aggregate face principal amount of Two Hundred Seventy Five Thousand Dollars and 00/100 ($275,000.00); and

(vii)

Such other documents or instruments as Buyer may reasonably request.

(b)

Conditions to Obligations of the Seller. The obligation of the Seller to consummate the Acquisition shall be subject to the satisfaction of the following conditions, unless waived in writing on or prior to the Closing Date by the Seller:

(i)

Wire transfer to IBM of the Cash Portion of the Purchase Price;

(ii)

Assumption by the Buyer of the Contracts, Payables and other obligations in connection with the Web Business and the Acquired Assets and delivery of executed assumption of contracts, as necessary, and such other instruments, in form and substance satisfactory to the Seller, as may be necessary to assume such liabilities;

(iii)

A certificate signed by a duly authorized officer of the Buyer evidencing its compliance with the covenants and agreements contained in this Agreement, including the attachment thereto of true and complete copies of resolutions duly and validly adopted by the manager(s) and/or the member(s) of the Buyer evidencing their authorization of the execution and delivery of this Agreement, the Acquisition and all other agreements and documents required to be executed in connection herewith; and

(iv)

Such other documents or instruments as Buyer may reasonably request.

7.

REPRESENTATIONS AND WARRANTIES OF SELLER.  The Seller hereby represents and warrants to the Buyer each of the following:

(a)

Organization. That the Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(b)

Title. That the Seller is the owner of and has good and marketable title to the Acquired Assets, free and clear of all restrictions on transfer or assignment and of all encumbrances, except as otherwise set forth herein.

(c)

Proceedings, Judgments, etc.  That the Seller is not subject to any proceedings, judgments, or liens now pending or threatened against it which would prevent the consummation of the Acquisition.

(d)

Operation of Web Business. That the Seller shall, from the Signing Date up to and including the Closing Date, operate the Web Business and use the Acquired Assets in the ordinary course of its business consistent with past practice, and will not sell, dispose of or otherwise enter into any contracts with respect to the Acquired Assets other than in the ordinary course of business.

(e)

Authority.  That the Seller has the requisite corporate authority to enter into this Agreement and to incur and perform its obligations hereunder and that the execution, delivery and performance by the Seller of this Agreement and all ancillary documents have been authorized by all necessary corporate action.

(f)

Binding Effect. That this Agreement has been validly executed and delivered by the Seller and, assuming the due execution and delivery hereof by the Buyer, constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law).

(g)

Labor Matters. That the Seller has not engaged in any unfair labor practice, that the Seller’s employees are not covered by any collective bargaining agreement nor are they represented by a labor organization, and no petition for representation concerning any of the Sellers employees has been filed with the National Labor Relations Board and that the Seller is not aware of any union organizational activity and has no reason to believe that any such activity is being contemplated.

(h)

Employee Matters. That the Seller has paid all wages, bonuses, commissions and other benefits and sums due (and all required taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments (and pro rata accruals for a portion of a year) to its employees.

(i)

Insurance. That the Seller has maintained in effect all insurance policies and other employee benefits covering any employee claims incurred through the Signing Date.

(j)

Taxes.  That the Seller has, prior to the Signing Date, paid any and all taxes payable in connection with the Web Business (including personal property).

(k)

Financial Statements. That the Seller has delivered to the Buyer true, correct and complete copies of its most recent financial statements prepared in accordance with Generally Accepted Accounting Principles which fairly present the financial condition and results of operations of the Seller as of their dates and for the periods covered and that there has been no material adverse change in the financial condition or the results of operations of the Seller since the date of the financial statements most recently delivered to the Buyer.

(l)

Shareholder Approvals.  That Messrs. Gary Stern and Thomas Livia are the primary shareholders of the Seller and the owners of record of a sufficient number of shares of the Seller to satisfy the majority voting requirements necessary to approve the Acquisition under Nevada law.

(m)

Business Volume. The business volume generated by the Web Business for the calendar years 2006, 2007 and 2008 up to and including September 2008 as set forth on Schedule 7(m) annexed hereto and made a part hereof is true and accurate in all respects.

(n)

Full Disclosure. That the Seller has made no material omissions or misrepresentations in this Agreement or the Schedules hereto and that neither this Agreement nor the Schedules annexed hereto and made a part hereof contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements herein and therein, in light of the circumstances under which they were made, misleading.

8.

REPRESENTATIONS OF THE BUYER. The Buyer hereby represents and warrants to the Seller each of the following:

(a)

Organization. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)

Authority. The Buyer has the requisite limited liability company authority to enter into this Agreement and to incur and perform its obligations hereunder and that the execution, delivery and performance by the Buyer of this Agreement and all ancillary documents have been authorized by all necessary company action.

(c)

Binding Effect. That this Agreement has been validly executed and delivered by the Buyer and, assuming the due execution and delivery hereof by the Seller, constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law).

(d)

Full Disclosure. That the Buyer has made no material omissions or misrepresentations in this Agreement or the Schedules hereto and that neither this Agreement nor the Schedules annexed hereto and made a part hereof contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements herein and therein, in light of the circumstances under which they were made, misleading.

9.

Indemnification.  Each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party, its officers, directors, shareholders, members, agents, servants and employees, and their respective heirs, personal and legal representatives, guardians, successors and assigns (the “Indemnified Party”), from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

(a)

Any misrepresentation or breach of any representation or warranty contained in this Agreement.

(b)

Any non performance, failure to comply or breach of any covenant, promise or agreement contained in this Agreement.

In addition, the Buyer, as the Indemnifying Party, shall be required to indemnify the Seller, as the Indemnified Party, in accordance with the indemnification provisions contained in this Section 9 in connection with (A) any monetary or other obligations arising with respect to the Payables and (B) any monetary or other obligations arising after the Signing Date with respect to any of the obligations relating to the Web Business, including all of the Contracts other than the Payables (collectively, the “Non-Payables”).

Further, the Seller, as the Indemnifying Party, shall be required to indemnify the Buyer, as the Indemnified Party, in accordance with the indemnification provisions contained in this Section 9 in connection with any monetary or other obligations arising on or before the Signing Date with respect to the Non-Payables.

In the event of any claim, threat, liability, tax, interest, fine, penalty, suit, action, proceeding, demand, damage, loss, cost, or expense with respect to which indemnity is or may be sought hereunder (each, an “Indemnity Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Indemnity Claim, specifying in reasonable detail the Indemnity Claim and the circumstances under which it arose. The Indemnifying Party may elect to assume the defense of such Indemnity Claim, at its expense, by written notice to the Indemnified Party given within ten (10) days after the Indemnifying Party receives notice of the Indemnity Claim, and the Indemnifying Party shall promptly engage counsel reasonably acceptable to the Indemnified Party to direct and conduct such defense; provided, however, that the Indemnified Party shall have the right to engage its own counsel, at its own expense, to participate in such defense. In the event the Indemnifying Party does not so elect to assume the defense of such Indemnity Claim in the manner specified above, or if, in the reasonable opinion of counsel to the Indemnified Party, there are defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party or which give rise to a material conflict between the defense of the Indemnified Party and of the Indemnifying Party, then upon notice to the Indemnifying Party, the Indemnified Party may elect to engage separate counsel to conduct its defense, at the expense of the Indemnifying Party, and the Indemnifying Party shall not have the right to direct or conduct such defense.

In the event the Indemnifying Party assumes the defense of any Indemnity Claim, it may at any time notify the Indemnified Party of its intention to settle, compromise or satisfy such Indemnity Claim and may make such settlement, compromise or satisfaction (at its own expense) unless within twenty (20) days after the giving of such notice the Indemnified Party shall give notice of its intention to assume the defense of the Indemnity Claim, in which event the Indemnifying Party shall be relieved of its duty hereunder to indemnify the Indemnified Party.

Unless the Indemnified Party shall have given the notice referred to in the preceding sentence, the Indemnified Party shall not consent to or make any settlement, compromise or satisfaction with respect to the Indemnity Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  Any settlement, compromise or satisfaction made by the Indemnifying Party with respect to such Indemnity Claim shall be deemed to have been consented to by and shall be binding upon the Indemnified Party.

10.

MANAGERIAL CONTROL OF WEB BUSINESS AND RETENTION OF REVENUE.  Except as otherwise provided in this Agreement, during the period between the Signing Date and the Closing Date, the management and control of the Web Business and all business and affairs related thereto, including, but not limited to the exclusive dominion and control over the Acquired Assets and the Seller’s bank accounts related to the Web Business, shall rest with a Management Committee to be appointed by the Buyer, ratified by the Seller and set forth on a Schedule 10 to be annexed hereto and made a part hereof on the Closing Date (the “Management Committee”).  The Management Committee shall have all rights and powers under the law and this Agreement, and all additional rights and powers as are otherwise conferred by law or which are necessary, proper, advisable or convenient to the discharge of its duties and obligations under this Agreement. Specifically, the day-to-day management and control of the Web Business and the Acquired Assets and the business and affairs related thereto shall be directed by the Management Committee.  All revenue and receivables derived from the Web Business during the period between the Signing Date and the Closing Date shall be the property of the Buyer.  During the period from the Signing Date up to and including the Closing Date, the Seller shall cooperate in all respects with the Management Committee in connection with the operation of the Web Business and use of the Acquired Assets, including to provide any documentation necessary to conduct the Web Business as may be requested by the Management Committee.

11.

SURVIVAL.  The representations, warranties, covenants, and promises contained herein shall not merge in the Bill of Sale and become a part thereof, but shall survive the Closing and shall continue in full force and effect for a period of two (2) years from the Closing Date.

12.

EXCLUSIVITY.  Until the earlier of Closing or termination of this Agreement as provided herein, (a) the Seller shall not solicit offers from, negotiate with, or provide financial or operating information to, any person other than the Buyer for the purpose of determining any interest in acquiring the Acquired Assets; (b) the Seller shall cease any current discussions with any person other than the Buyer concerning an acquisition of the Acquired Assets and shall negotiate exclusively with the Buyer in connection therewith; and (c) the Seller shall promptly notify the Buyer if the Seller receives any unsolicited proposal from any person other than the Buyer concerning an acquisition of the Acquired Assets; provided, however, that the Parties' obligations under this Section shall terminate on the Closing Date.

13.

DISPUTE RESOLUTION

(a)

All disputes which may arise between the Parties hereto out of or in relation to or in connection with this Agreement shall be settled by arbitration in accordance with the provisions set forth in the New Jersey Arbitration Act.  The decision of such arbitration shall be binding on both Parties, and a judgment on an award rendered shall be entered pursuant to this Section.

(b)

Exclusive jurisdiction over entry of judgment on any arbitration award rendered pursuant this Section or over any dispute, action or suit arising therefrom shall be in any court of appropriate subject matter jurisdiction located in New Jersey, and the Parties by this Agreement expressly subject themselves to the personal jurisdiction of said court for the entry of any such judgment and for the resolution of any dispute, action, or suit arising in connection with the entry of such judgment.

(c)

If it is determined by the arbitrators that one Party was in default hereof or instituted (or defended) such arbitration proceeding not in good faith or without a reasonable basis in law or fact (the “Defaulting Party”), the Defaulting Party shall bear the costs of the arbitration proceeding and pay to the other Party the reasonable attorney's fees and costs incurred in such proceeding, which amounts shall be separately determined by the arbitrators in such proceeding and become part of the amount of the arbitration award, payable by the Defaulting Party to the other Party.

14.

ASSIGNMENT; BINDING AGREEMENT. Except as expressly otherwise provided in this Agreement, this Agreement may not be assigned by a Party without the written consent of the other parties and shall inure to the benefit of and be binding upon the Parties and their respective successors, heirs, executors, administrators, personal representatives and permitted assigns.

15.

ENTIRE AGREEMENT.  This Agreement, including all Schedules attached hereto and made part hereof, sets forth the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby, supersedes all prior agreements, representations, arrangements and understandings relating to the subject matter hereof.

16.

GOVERNING LAW.  This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey.  Any judicial action brought to enforce the rights of the parties hereto shall be brought in the Superior Court of New Jersey, Essex County, which Court shall have exclusive jurisdiction over the above matter.

17.

NOTICES. Any notice required or permitted under this Agreement shall be in writing, and mailed certified or registered mail, return receipt requested or provided by telecommunication (followed by regular mail), as follows:

To the Buyer at the address set forth in the preamble, with a copy to:

Kreiner & Kreiner LLC

220 Ridgedale Avenue, Suite A-1

Florham Park, NJ 07032

Attn: Seth Kreiner, Esq.

To the Seller at the address set forth in the preamble, with a copy to:

Greenberg Traurig P.A.

5100 Town Center Circle

Suite 400

Boca Raton, FL 33486

Attn: Bruce Rosetto, Esq.

; provided that any Party may (i) designate such other addresses for which notice may be sent; or, (ii) change its address for service from time to time by notice given to the other Party in accordance with the foregoing.  Any such notice, direction or other instrument, if delivered, shall be deemed to have been given on the date on which it was delivered and if transmitted by telecommunication shall be deemed to have been given on the date on which it was transmitted.

18.

AGREEMENTS.  This Agreement may be executed in two counterparts, each of which shall be deemed a duplicate original, but all of which together shall constitute one agreement binding on all parties notwithstanding that all parties hereto may not have executed the same counterpart.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

SELLER:
PC UNIVERSE, INC.

By:	/s/ THOMAS M. LIVIA
Name: Thomas M. Livia Title: President

BUYER:
EMEDIA MANAGEMENT LLC

By:	/s/ PERRY DUBINSKY
Name: Perry Dubinsky Title: President